EXHIBIT 99.1

BRUSH ENGINEERED MATERIALS INC. REPORTS SALES UP 21% FOR THE FOURTH QUARTER AND UP 9% FOR 2005

Fourth Quarter Earnings of $0.21 Per Share Meet Expectations

Cleveland, Ohio — February 9, 2006 — Brush Engineered Materials Inc. (NYSE-BW) today reported fourth quarter sales of $140.6 million, up $24.6 million or 21% compared to the fourth quarter 2004 sales of $116.0 million. Net income for the fourth quarter was $4.1 million compared to $1.8 million for the prior year. Earnings were $0.21 per share diluted compared to $0.09 for the same quarter of the prior year and in line with our expectations.

The strong sales growth in the fourth quarter was driven by continued strength in the magnetic media, wireless photonics, handset, semiconductor and industrial component market segments. The growth was also driven in part by improvement in the telecommunications infrastructure, computer and automotive markets. The fourth quarter was the twelfth consecutive quarter where sales were higher than the comparable quarter of the prior year. Approximately 15% or $3.7 million of the year-over-year sales increase in the quarter is related to higher precious and base metal prices that the Company has been able to pass on to customers.

Reported results for the quarter include the impact of the previously announced costs related to the pre-payment of subordinated debt and the previously announced benefit related to the reversal of a portion of the Company’s domestic deferred tax valuation allowance. These items negatively impacted income before taxes by $3.8 million and favorably impacted income tax by $5.9 million. As a result, net income for the quarter was favorably impacted by $2.1 million and earnings by $0.11 per share.

Earnings in the quarter continued to be negatively impacted by an unfavorable product mix, increased copper prices and higher energy costs. The Company has only been able to pass through to customers a portion of the higher costs. Copper prices increased an additional 19% during the fourth quarter of 2005. This, along with the weaker mix and higher costs of other materials, combined to drive the Company’s gross margin down 3.0 points compared to the fourth quarter of the prior year.

Sales for 2005 were $541.3 million, up 9% or $45.0 million compared to the prior year’s sales of $496.3 million. Metal prices passed on to customers accounted for approximately $10.0 million or 22% of the sales increase. Net income for the year was $17.8 million or $0.92 per share diluted, up $2.3 million compared to the prior year’s net income of $15.5 million or $0.85 per share diluted. Earnings for the year were negatively impacted by the weaker mix and higher material costs which, when combined, resulted in the full year gross margin being 2.0 points lower than the prior year, approximately 1.0 point of which was metal prices.

BALANCE SHEET

The Company continued to strengthen its balance sheet and ended the year with significant financial flexibility. Debt was reduced during the year by $15.3 million improving the debt to debt-plus-equity ratio from 26% to 21%. The prepayment of the $30.0 million of high yield subordinated debt will reduce the Company’s interest expense by over $4.0 million in 2006. During the fourth quarter the Company amended its $105.0 million revolving credit facility, increasing it to $125.0 million. In addition the Company also increased the capacity of its precious metal consignment facility from $46.0 million to $70.0 million. This increased capacity in both lines adds the liquidity to support future growth.

BUSINESS SEGMENT REPORTING

Metal Systems Group

The Metal Systems Group consists of Alloy Products, Technical Materials, Inc. (TMI), Beryllium Products and Brush Resources Inc. The Metal Systems Group also includes Brush Resources Inc., our Utah mine and mill, which previously was classified in Other. This reclassification better reflects how the operations are now managed. Brush Resources produces beryllium hydroxide, a raw material input for our beryllium businesses and for sale to an external customer. Prior year results have been adjusted to reflect the change.

The Metal Systems Group’s fourth quarter sales were up 5% to $74.6 million compared to $70.9 million in the fourth quarter of 2004. Sales for the year were $306.3 million, up approximately 2% compared to 2004 sales of $300.7 million. In the fourth quarter, operating results improved by $1.1 million to a loss of $0.1 million from an operating loss of $1.2 million in the fourth quarter of the prior year. Operating profit for 2005 was $6.3 million, an improvement of 40% or $1.8 million compared to the 2004 operating profit of $4.5 million.

Alloy Products’ fourth quarter sales were up 13% to $53.0 million from $46.7 million in the prior year. Approximately 22% or $1.4 million of the fourth quarter sales increase was due to the portion of higher copper prices which the Company was able to pass through to customers. Alloy strip sales were up 19% from the fourth quarter of last year driven by stronger demand from the telecommunications handset market segment, particularly in Asia. Alloy bulk products remained strong in the quarter, aided by continued gains from new product/applications. These new products are increasingly replacing other materials in certain oil and gas and heavy equipment applications. Alloy Products’ margins continued to be negatively impacted by the inability to pass along all of the higher copper prices and higher energy and other material costs. Sales in 2005 were $208.2 million which compares to $202.9 million in the prior year. Alloy Products announced a worldwide price increase in November 2005. The price increase should have a positive impact on the first quarter 2006 margins.

TMI’s fourth quarter sales were $12.9 million, up 15% compared to the fourth quarter 2004 sales of $11.2 million. Sales for 2005 were $49.9 million, down 7% from 2004. The improvement in the fourth quarter is due to improving conditions in the telecommunications and computer markets and new product initiatives. It is anticipated that the improving conditions will continue into the first quarter of 2006.

Beryllium Products’ fourth quarter sales were $8.7 million; a third lower than the $13.0 million reported in the fourth quarter of 2004. Sales for the year were $42.6 million, up 8% or $3.1 million compared to $39.5 million in 2004. The 2005 sales improvement was driven by shipments of materials for the NASA James Webb Space Telescope program. The fourth quarter sales comparisons were negatively affected by the continuing delays in defense spending and the absence of shipments for the Webb Telescope program as that program is now essentially complete.

Brush Resources did not have third party shipments of beryllium hydroxide in the fourth quarters of 2005 and 2004. For the year, sales were $5.6 million compared to $4.7 million for 2004.

Microelectronics Group

The Microelectronics Group includes Williams Advanced Materials Inc. (WAM) and Electronic Products.

The Microelectronics Group’s sales for the fourth quarter of 2005 were up 46% to $66.1 million, compared to $45.1 million in the fourth quarter of the prior year. Sales for the full year were up 20% to $234.9 million, compared to $195.6 million in 2004. Operating profit for the fourth quarter was $4.8 million, up 11% compared to $4.3 million for the fourth quarter of 2004. Operating profit for 2005 was $19.0 million, compared to an operating profit of $18.5 million for the prior year. Operating profit for the quarter and year was negatively impacted by an unfavorable mix shift driven by a decline in U.S. automotive and telecommunications infrastructure product shipments, plus inventory valuation differences as well as higher new product introduction costs.

WAM’s fourth quarter sales were up 55% to $60.0 million compared to $38.7 million for the prior year. Sales for 2005 were $209.5 million, up 27% compared to 2004 sales of $165.7 million. Metal prices that were passed through to customers accounted for $2.3 million or 11% of the $21.3 million sales increase in the fourth quarter and $6.1 million or 14% of the $43.8 million increase for the year. The sales growth in the fourth quarter and the year is due in part to the OMC Scientific and Thin Film Technology, Inc. acquisitions announced earlier in the year and also to the strength of the demand for WAM’s products and new applications in the magnetic data storage, wireless photonics, handset and semiconductor markets. This strength is expected to continue through the first quarter of 2006. WAM has continued to expand its geographic reach in Asia and Europe and recently opened offices in Korea and Japan to expand and better serve its customer base. In early January of 2006 WAM acquired CERAC, incorporated, a domestic provider of physical vapor deposition and specialty organic materials. CERAC’s 2005 sales were approximately $20 million. This is the third acquisition for WAM in the past nine months. WAM continued to strengthen and broaden its product breadth through these acquisitions.

Electronic Products’ fourth quarter 2005 sales were $6.1 million, down 6% as compared to the same period last year. Sales for 2005 were $25.4 million, down 15% from 2004 sales of $29.9 million. The sales decline throughout the year is due to weak conditions in the U.S. automotive, telecommunications infrastructure and defense markets.

OUTLOOK

The year 2005 brought significant growth, especially in the fourth quarter. Overall, our global markets continue to present double-digit sales growth opportunities and we remain confident that we’ll continue to see considerable progress in 2006.

The overall outlook in the Company’s major markets improved during the fourth quarter. Good improvement is being experienced in the Company’s larger markets, telecommunications infrastructure, consumer electronics and automotive electronics. Shipments to these markets had been weak earlier in 2005, primarily due to customer inventory adjustments in the first half. This softness was offset by the strength and ongoing growth in demand for the Company’s materials and new products in the magnetic media, wireless photonic, and industrial components markets. These markets remained strong in the second half as well. Also, helping to offset the weaker markets in 2005 were the shipments of material for NASA’s James Webb Telescope, the majority of which occurred in the first half of the year.

While the Company’s sales outlook, including mix, is improving, other factors continue to adversely affect the Company’s margins. Operating margins in 2005 had been expected to improve compared to the prior year. However, as noted earlier, raw material price increases, especially precious metal and copper, as well as unfavorable mix and higher energy costs combined to drive gross margins down by approximately two percentage points in the year, approximately half of which was metal price. In the fourth quarter, gross margins were down three percentage points compared to the same period of the prior year due to these same factors.

The Company has taken actions to help mitigate the impact that the higher material and energy costs has had on margins. These include selling price increases, the implementation of energy and commodity surcharges and reductions in other costs. These actions favorably affected margins as the fourth quarter progressed. First quarter 2006 gross margins are currently expected to improve by up to 1.0 to 2.0 percentage points compared to the fourth quarter gross margin. Additional benefit is expected in subsequent quarters as these actions become fully implemented.

The Company also continues to make good progress with its initiatives to broaden and diversify its revenue base and expand geographically. This, along with the continued development and introduction of new products, as well as the acquisitions made in 2005 and early 2006 should add to our overall growth in 2006.

At this time, the Company expects the full year 2006 sales growth to be consistent with the previously announced and expected on-going growth rate of 8% to 12% per year. Given the acquisitions, the growth in 2006 is currently expected to be at the higher end of that range. Assuming no change in current trends, sales for 2006 are expected to be in the range of $580.0 to $600.0 million. First quarter sales are currently expected to be in the range of $148.0 to $158.0 million, up approximately 13% to 22% compared to the prior year.

It was previously announced that as a direct result of the Company’s positive earnings momentum and the favorable projected earnings outlook, the Company will, in 2006, be recording a quarterly provision for income tax expense based on the appropriate effective tax rate. The effective tax rate for the year is expected to be in the 28% to 30% range. Thus, earnings comparisons to the prior year will be negatively affected by the tax expense. Pretax earnings, however, will not be affected. In addition, since the Company will continue to have sizable net operating loss carry forwards, the majority of the projected 2006 tax expense will be non-cash.

Considering the above, earnings in 2006 are estimated to be in the range of $0.80 to $0.95 per share which includes an additional estimated tax expense of approximately $0.24 to $0.28 per share compared to 2005.

For the first quarter, the Company expects pretax earnings to improve significantly compared to the prior year. First quarter 2006 EPS, including an $0.08 to $0.10 negative effect of the tax expense discussed above, when compared to prior year, is currently expected to be in the $0.18 to $ 0.23 per share range.

CHAIRMAN’S COMMENTS

Commenting on the results, Gordon D. Harnett, Chairman and CEO, stated, “Even though we faced a challenging business environment in 2005, which slowed our growth and negatively affected our margins by a significant amount, in turn hurting our profitability, we made significant progress in a number of important areas. Our marketing efforts and new product development initiatives as well as our geographic expansions, especially in Asia, are adding to our growth opportunity. Our disciplined cost control and Lean Sigma initiatives should continue to aid margins and our margin expansion efforts. The pre-payment of our subordinated debt will significantly reduce interest expense in future periods. Our strong balance sheet, expanded financial flexibility and strong cash flow gives us the opportunity to grow our business further as strategic opportunities arise. In addition, we closed on three important acquisitions which should add to our growth and profitability in 2006 and beyond.”

FORWARD-LOOKING STATEMENTS

Portions of the content set forth in this document that are not statements of historical or current facts are forward-looking statements. The Company’s actual future performance, including performance in the near term, may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors. These factors include, in addition to those mentioned elsewhere herein:

•	The global economy;

•	The condition of the markets the Company serves, whether defined geographically or by segment, with the major market segments being telecommunications and computer, automotive electronic, magnetic and optical data storage, aerospace and defense, industrial components, and appliance;

•	The successful development and introduction of new products and applications;

•	Actual sales, operating rates and margins for the year 2006;

•	Changes in product mix and the financial condition of key customers;

•	The Company’s success in implementing its strategic plans and the timely and successful completion of any capital projects;

•	Other financial factors, including cost and availability of materials, interest rates, exchange rates, tax rates, pension costs, energy costs, regulatory compliance cost and the cost and availability of insurance;

•	Changes in government regulatory requirements and the enactment of any new legislation that impacts the Company’s obligations;

•	The uncertainties related to the impact of war and terrorist activities; and

•	The conclusion of pending litigation matters in accordance with the Company’s expectation that there will be no material adverse effects.

Brush Engineered Materials Inc. is headquartered in Cleveland, Ohio. The Company, through its wholly-owned subsidiaries, supplies worldwide markets with beryllium products, alloy products, electronic products, precious metal products, and engineered material systems.

FOR FURTHER INFORMATION, PLEASE CONTACT:

Investors:
Michael C. Hasychak
216/383-6823

Media:
Patrick S. Carpenter
216/383-6835

http://www.beminc.com

Consolidated Balance Sheets
(Unaudited)

	Dec. 31,	Dec. 31,
(Dollars in thousands)	2005	2004
Assets
Current assets
Cash and cash equivalents	$10,642	$49,643
Accounts receivable	69,938	59,229
Inventories	104,060	95,271
Prepaid expenses	14,417	8,348
Deferred income taxes	1,118	275

Total current assets	200,175	212,766
Other assets	8,610	14,876
Long-term deferred income taxes	4,109	928
Property, plant and equipment	544,301	540,937
Less allowances for depreciation,
depletion and impairment	367,239	363,318

	177,062	177,619
Goodwill	12,746	7,992

	$402,702	$414,181

Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt	$23,634	$11,692
Current portion of short-term debt	636	19,209
Accounts payable	20,872	13,234
Other liabilities and accrued items	38,522	50,452
Unearned revenue	254	7,789
Income taxes	726	1,591

Total current liabilities	84,644	103,967
Other long-term liabilities	8,202	10,798
Retirement and post-employment benefits	65,290	49,729
Deferred income taxes	172	0
Long-term debt	32,916	41,549
Shareholders’ equity	211,478	208,138

	$402,702	$414,181

Consolidated Statements of Income
(Unaudited)

	Fourth Quarter Ended		Year Ended
	Dec 31,	Dec 31,	Dec 31,	Dec 31,
(Dollars in thousands except share and per share amounts)	2005	2004	2005	2004
Net sales	$140,630	$116,009	$541,267	$496,276
Cost of sales	114,010	90,537	431,024	385,202

Gross margin	26,620	25,472	110,243	111,074
Selling, general and administrative expenses	21,604	20,686	78,457	77,267
Research and development expenses	1,317	995	4,990	4,491
Other-net	3,843	(2)	7,287	4,282

Operating profit (loss)	(144)	4,193	19,509	25,034
Interest expense	1,529	1,815	6,372	8,377

Income (loss) before income taxes	(1,673)	2,378	13,137	16,657
Income tax (benefit) expense	(5,773)	617	(4,688)	1,141

Net income	$4,100	$1,761	$17,825	$15,516

Per share of common stock: basic	$0.21	$0.09	$0.93	$0.87
Weighted average number
of common shares outstanding	19,227,447	19,167,750	19,219,099	17,865,053
Per share of common stock: diluted	$0.21	$0.09	$0.92	$0.85
Weighted average number
of common shares outstanding	19,362,852	19,406,473	19,370,748	18,163,915